EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Third Quarter 2025 Financial Results

Company delivers record quarterly revenue, meets or exceeds all guidance metrics

Full year 2025 earnings outlook raised

MIAMI, Nov. 04, 2025 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd. (“NCLC”), “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the third quarter ended September 30, 2025, and provided guidance for the fourth quarter and full year 2025.

Highlights

  Achieved a quarterly record with total revenue of $2.9 billion in the third quarter, an increase of 5% versus third quarter of 2024. GAAP net income was $419.3 million, with EPS of $0.86.
  Delivered Adjusted EBITDA1 of $1.019 billion, exceeding guidance. Adjusted Net Income of $596 million was above guidance of $571 million. Adjusted EPS was $1.20, exceeding guidance of $1.14, and an increase of 17% versus third quarter of 2024.
  Company reiterates full year 2025 Adjusted Net Income and Adjusted EBITDA guidance while increasing Adjusted EPS guidance.
  Completed a series of strategic capital market transactions, reducing shares outstanding on a fully diluted basis by approximately 38.1 million, or ~7.5%, strengthening our capital structure by removing all secured notes, reducing interest expense and extending the debt maturity profile of the refinanced debt, while keeping Net Leverage essentially neutral.
  Launched loyalty status honoring program, enabling guests to have their loyalty status honored across all three of our cruise brands.

“We delivered another record-breaking quarter, with strong performance across all brands. These results highlight the strength of our business, the broad appeal of our multi-brand portfolio, and the outstanding execution by our teams both shoreside and shipboard,” said Harry Sommer, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “As we move into the fourth quarter, we are seeing the benefits of our strategic focus on Caribbean itineraries, which are attracting more families to the Norwegian brand, and we expect this to continue into 2026 with Load Factor exceeding 2024 levels. In addition, Oceania Cruises and Regent Seven Seas Cruises continue to capitalize on sustained demand for luxury travel, supported by our strategy to elevate both brands firmly within the luxury and ultra-luxury space.”

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1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook and Guidance” below for additional information about Adjusted EPS, Adjusted EBITDA, Net Leverage and other non-GAAP financial measures.

Third Quarter 2025 Highlights

  Generated record total revenue of $2.9 billion, a 5% increase compared to third quarter of 2024, primarily driven by higher Capacity Days and strong demand, partially offset by lower air program participation, which also reduced air-related costs, mainly due to changes in itinerary mix. GAAP net income was $419.3 million compared to $474.9 million in the prior year, with EPS of $0.86.
  Gross margin per Capacity Day increased 1.9% versus 2024 on an as reported basis and increased 2.1% on a Constant Currency basis. Net Yield increased approximately 1.6% on an as reported basis and 1.5% on a Constant Currency basis, in-line with guidance of ~1.5%.
  Gross Cruise Costs per Capacity Day was approximately $302, compared to $314 in the prior year. Adjusted Net Cruise Cost excluding Fuel per Capacity Day was approximately $156 on an as reported and $155 on a Constant Currency basis, and was up 0.5% on an as reported basis and was essentially flat on a Constant Currency basis compared to $155 in 2024.
  Adjusted EBITDA increased 9% to $1.019 billion, compared to $931 million in 2024, exceeding guidance of $1.015 billion. Adjusted EPS was $1.20, exceeding guidance of $1.14.
  Total debt was $14.5 billion. Net Leverage was 5.4x at September 30, 2025, a 0.1x increase from June 30, 2025 primarily due to the delivery of Oceania Allura.

2025 Outlook

The Company reaffirmed Adjusted EBITDA and Adjusted Net Income full year 2025 guidance metrics. A summary of the updated full year guidance is provided below:

  2025 full year Net Yield guidance on a Constant Currency basis is expected to increase approximately 2.4-2.5% versus 2024.
  2025 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to grow approximately 0.75% on a Constant Currency basis versus 2024.
  2025 full year Adjusted EBITDA guidance is unchanged and expected to be approximately $2.72 billion.
  Adjusted Operational EBITDA Margin guidance for the full year 2025 is unchanged and expected to be approximately 37%, a 150 basis point increase versus 2024.
  Full year Adjusted Net Income guidance is reiterated at approximately $1.045 billion. Adjusted EPS guidance is expected to be $2.10 compared to previous guidance of $2.05.
  Net Leverage guidance is expected to end the year at ~5.3x compared to previous guidance of ~5.2x.
  The Company remains committed to achieving its 2026 Charting the Course financial targets.

Booking Environment Update

The Company continues to experience healthy consumer demand across its portfolio of three brands for the balance of 2025 and into 2026, with record bookings made in the third quarter, including strong demand for its Caribbean sailings. As a result, the Company remains well positioned within its optimal range for its forward 12-month booked position. Occupancy for the third quarter of 2025 was 106.4%, exceeding guidance of ~105.5%.

Liquidity and Financial Position

The Company is committed to prioritizing efforts to optimize its balance sheet and reduce Net Leverage. As of September 30, 2025, the Company had total debt of $14.5 billion and Net Debt of $14.4 billion. Net Leverage increased by approximately 0.1x compared to June 30, 2025, ending the quarter at 5.4x, primarily due to the delivery of Oceania Allura.

At quarter-end, liquidity was $1.8 billion including approximately $166.8 million of cash and cash equivalents and $1.6 billion of availability under our Revolving Loan Facility.

“In September, we successfully completed a series of strategic capital market transactions that significantly enhanced our financial flexibility,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “We refinanced the majority of our 2027 Exchangeable Notes, extending our debt maturity profile and reducing our shares outstanding on a fully diluted basis by approximately 38.1 million shares while remaining essentially Net Leverage neutral. Additionally, we refinanced approximately $2.0 billion of debt, which included replacing approximately $1.8 billion of secured debt with unsecured debt. As a result, all of our secured notes were eliminated from our capital structure. These strategic transactions underscore our continued focus on optimizing our capital structure, improving collateral utilization and supporting our long-term growth trajectory.”

Outlook and Guidance

In addition to announcing the results for the third quarter 2025, the Company also provided guidance for the fourth quarter and full year 2025, along with accompanying sensitivities, subject to changes in the broad macroeconomic environment. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2025 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2025 Guidance
	Fourth Quarter 2025		Full Year 2025
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	~3.8-4.3%	~3.5-4.0%	~2.3-2.4%	~2.4-2.5%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	~1.2%	~0.5%	~1.1%	~0.75%
Capacity Days	~6.28 million		~24.45 million
Occupancy	~101.9%		~103.5%
Adjusted EBITDA	~$555 million		~$2.72 billion
Adjusted Net Income	~$127 million		~$1,045 million
Adjusted EPS[1]	~$0.27		~$2.10
Diluted Weighted-Average Shares Outstanding[2]	~467 million		~496 million
Depreciation and Amortization	~$259 million		~$985 million
Interest Expense, net[3]	~$179 million		~$690 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	~$17 million ~$0.04		~$74 million ~$0.15
Effect of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	~$10 million ~$0.02		~$40 million ~$0.08
Effect of a 1% change in Foreign Exchange rates on Adjusted Net Income / Adjusted EPS[4]	~$1.7 million ~$0.00		~$1.7 million ~$0.00

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(1) Based on guidance and using diluted weighted-average shares outstanding of approximately 467 million for the fourth quarter of 2025 and 496 million for full year 2025.
(2) Fourth quarter and full year 2025 guidance assumes the Company’s 2027 Exchangeable Notes are dilutive and therefore are included in diluted weighted-average shares outstanding. As of September 30, 2025, the price of NCLH’s ordinary shares did not exceed the conversion price related to the Company’s 2030 Exchangeable Notes, and therefore, there was no impact to diluted weighted-average shares outstanding considered for the fourth quarter and full year 2025 guidance.
(3) Interest expense excluding debt extinguishment and modification costs. Based on the Company’s September 30, 2025 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company’s annual interest expense by approximately $12 million excluding the effects of the capitalization of interest.
(4) Impact from changes in foreign exchange rates only considers the impact that foreign exchange rate movements could have on our revenues and operating costs. Full year represents impact of foreign exchange rates on the fourth quarter.

The following reflects the foreign currency exchange rates as of September 30, 2025 that the Company used in its fourth quarter and full year 2025 guidance.

Current Guidance
Euro	$1.17
British pound	$1.34
Australian Dollar	$0.66
Canadian Dollar	$0.72

Fuel

The Company reported fuel expense of $176 million in the quarter. Fuel price per metric ton, net of hedges, increased to $744 from $699 in 2024. Fuel consumption of 236,000 metric tons was below projections. The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities:

	Fourth Quarter 2025	Full Year 2025
Fuel consumption in metric tons[1]	263,000	993,000
Fuel price per metric ton, net of hedges[2]	$672	$690
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges[3]	$0.02	$0.02

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(1) Total fuel consumption for the full year 2025 is expected to be comprised mainly of heavy fuel oil and marine gas oil, as well as other fuel types.
(2) Fuel prices are based on spot rates as of 10/08/2025.
(3) Full year represents impact of change in fuel prices on the fourth quarter.

As of October 16, 2025, the Company had hedged approximately 58%, 48%, and 23% of its total projected metric tons of fuel consumption for the remainder of 2025, 2026, and 2027, respectively. We primarily hedge heavy fuel oil (“HFO”) and marine gas oil (“MGO”). Other fuel types are unhedged. The following table provides amounts hedged and prices per metric ton:

	2025	2026	2027
Blended HFO and MGO Hedge Price / Metric Ton	$597	$513	$499
Total % of Consumption Hedged	58%	48%	23%

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Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

The following table presents newbuild-and-growth capital expenditures, which mainly consists of capital expenditures related to the construction of new ships, private island developments and enhancements and other strategic growth initiatives:

	Third Quarter 2025 (millions)	Fourth Quarter 2025 (millions)	Full Year 2025 (billions)	Full Year 2026 (billions)	Full Year 2027 (billions)
Newbuild-and-Growth Capital Expenditures, Gross[1]	$827	~$351	~$2.7	~$2.7	~$2.7
Export Credit Financing for Newbuild-and-Growth Capital Expenditures	$677	~$50	~$1.6	~$1.6	~$2.0
Newbuild-and-Growth Capital Expenditures, Net of Financing	$150	~$301	~$1.1	~$1.1	~$0.7

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  Includes all newbuild related capital expenditures including shipyard progress payments.

Note: Numbers may not add due to rounding.

The following table presents other capital expenditures, which mainly consists of investments related to maintenance, Dry-dock renovations, and technology and digital:

	Third Quarter 2025 (millions)	Fourth Quarter 2025 (millions)	Full Year 2025 (millions)
Other Capital Expenditures	$127	~$149	~$590

Fleet and Brand Updates

  Oceania Cruises enhanced its product offering with a new choice of amenities under its “Your World Included” program. On bookings made on or after September 17, 2025, guests will have the opportunity to choose one of two additional amenities: a generous shore excursion credit or complimentary wine and beer during lunch and dinner restaurant hours. Learn more here.
  Norwegian Cruise Line Holdings Ltd. announced the launch of its new Loyalty Status Honoring Program, enabling guests to have their loyalty status honored across all three cruise brands. Beginning with sailings departing Oct. 15, 2025, members of Latitudes Rewards®, Oceania Club®, and the Seven Seas Society® will be able to have their loyalty tier honored at the closest corresponding tier across all three brands on a per-cruise basis. Learn more here.
  Oceania Cruises and Regent Seven Seas Cruises announced the addition of upscale retail partner Diamonds International to its onboard offerings. Debuting onboard Oceania Allura, the fine jewelry retailer will provide guests with a full-scale luxury retail experience. Learn more here.

Conference Call

The Company has scheduled a conference call for Tuesday, November 4, 2025 at 8:00 a.m. Eastern Time to discuss third quarter 2025 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 34 ships and more than 71,000 Berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH expects to add 13 additional ships across its three brands through 2036, which will add over 38,400 Berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

2027 Exchangeable Notes. On November 19, 2021, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank National Association, as trustee, NCLC issued $1,150.0 million aggregate principal amount of 1.125% exchangeable senior notes due 2027. On February 15, 2022, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, NCLC issued $473.2 million aggregate principal amount of 2.5% exchangeable senior notes due 2027.

2030 Exchangeable Notes. On September 11, 2025, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, NCLC issued $1,407.0 million aggregate principal amount of 0.750% exchangeable senior notes due 2030.

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income. Net income, adjusted for the effect of dilutive securities and other supplemental adjustments.

Adjusted Operational EBITDA Margin. Adjusted EBITDA divided by Adjusted Gross Margin.

Adjusted ROIC. An amount expressed as a percentage equal to (i) Adjusted EBITDA less depreciation and amortization plus other supplemental adjustments, divided by (ii) the sum of total long-term debt and shareholders’ equity as of the end of a respective quarter, averaged for the most recent five fiscal quarters ending with the last date of the applicable fiscal year.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service excluding announced ships with long-term bareboat charters once their charters begin.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA for the trailing twelve-months.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Revolving Loan Facility. Approximately $2.5 billion senior secured revolving credit facility.

References to “dollar(s)” or “$” are to United States dollars and “euro(s)” or “€” are to the official currency of the Eurozone.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income, Adjusted EPS, Adjusted ROIC and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital and has used it as a performance measure for our incentive compensation. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We utilize Adjusted Operational EBITDA Margin to assess operating performance. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results. In 2025, we took on two newbuilds that have euro-denominated debt, that is primarily unhedged, and we expect to take delivery of ships that have euro-denominated debt in the future. Due to the significant increase in our euro-denominated debt in 2025 and the fact that a substantial portion of our debt is in dollars, we have included the related net foreign currency remeasurement losses as a supplemental adjustment in our calculation of Adjusted Net Income and Adjusted EPS. To ensure comparability, we have retrospectively applied this adjustment to certain periods, using a consistent methodology. The quantitative impact of these adjustments is presented in the accompanying reconciliation tables here and in the third quarter 2025 earnings presentation. Non-GAAP diluted weighted-average shares are calculated using the treasury stock method to calculate the effect of restricted share units and options, and the if-converted method to calculate the effect of convertible instruments. This is the same methodology that is used when calculating GAAP diluted weighted-average shares. However, the determination of whether the shares are dilutive or anti-dilutive is made independently on a GAAP and non-GAAP net income basis, and therefore, the number of diluted weighted-average shares outstanding for GAAP and non-GAAP may be different.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, our expectations regarding our results of operations, future financial position, including our liquidity requirements and future capital expenditures, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, including with respect to refinancing, amending the terms of, or extending the maturity of our indebtedness, our ability to comply with covenants under our debt agreements, expectations regarding our exchangeable notes, valuation and appraisals of our assets, expectations regarding our deferred tax assets, and valuation allowances, expected fleet additions, including expected timing thereof, our expectations regarding the impact of macroeconomic conditions and recent global events, and expectations relating to our sustainability program and decarbonization efforts may be forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment, tariff increases and trade wars, the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call and the impacts of port and destination fees and expenses; future increases in the price of, or major changes, disruptions or reductions in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new and existing regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict or threats thereof, acts of piracy, and other international events; public health crises, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; our ability to maintain and strengthen our brand; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we currently consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. You are cautioned not to place undue reliance on the forward-looking statements included in this release, which speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue
Passenger ticket	$2,049,959	$1,944,921	$5,177,628	$5,006,811
Onboard and other	888,183	861,657	2,405,564	2,363,474
Total revenue	2,938,142	2,806,578	7,583,192	7,370,285
Cruise operating expense
Commissions, transportation and other	521,981	564,614	1,405,159	1,501,863
Onboard and other	222,002	211,753	548,544	515,496
Payroll and related	355,396	337,430	1,036,033	1,012,289
Fuel	175,913	164,934	508,304	537,632
Food	81,866	78,096	238,777	239,850
Other	197,701	182,112	578,827	573,987
Total cruise operating expense	1,554,859	1,538,939	4,315,644	4,381,117
Other operating expense
Marketing, general and administrative	383,002	358,001	1,167,432	1,074,241
Depreciation and amortization	250,832	218,428	725,889	663,762
Total other operating expense	633,834	576,429	1,893,321	1,738,003
Operating income	749,449	691,210	1,374,227	1,251,165
Non-operating income (expense)
Interest expense, net	(328,816)	(175,216)	(783,470)	(571,865)
Other income (expense), net	13,003	(34,146)	(167,927)	(14,113)
Total non-operating income (expense)	(315,813)	(209,362)	(951,397)	(585,978)
Net income before income taxes	433,636	481,848	422,830	665,187
Income tax expense	(14,341)	(6,916)	(13,838)	(9,466)
Net income	$419,295	$474,932	$408,992	$655,721
Weighted-average shares outstanding
Basic	450,996,955	439,697,135	446,279,721	433,790,997
Diluted	495,727,378	514,878,919	505,317,442	514,002,031
Earnings per share
Basic	$0.93	$1.08	$0.92	$1.51
Diluted	$0.86	$0.95	$0.87	$1.37

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited) (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income	$419,295	$474,932	$408,992	$655,721
Other comprehensive income (loss):
Shipboard Retirement Plan	16	94	48	283
Cash flow hedges:
Net unrealized gain (loss)	43	(56,078)	52,944	(7,668)
Amount realized and reclassified into earnings	8,807	2,630	23,924	(3,853)
Total other comprehensive income (loss)	8,866	(53,354)	76,916	(11,238)
Total comprehensive income	$428,161	$421,578	$485,908	$644,483

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$166,801	$190,765
Accounts receivable, net	252,626	221,412
Inventories	155,513	149,718
Prepaid expenses and other assets	466,413	448,209
Total current assets	1,041,353	1,010,104
Property and equipment, net	18,940,034	16,810,650
Goodwill	135,764	135,764
Trade names	500,525	500,525
Other long-term assets	1,595,693	1,512,768
Total assets	$22,213,369	$19,969,811
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$876,198	$1,323,769
Accounts payable	193,396	171,106
Accrued expenses and other liabilities	1,132,356	1,180,026
Advance ticket sales	3,146,869	3,105,964
Total current liabilities	5,348,819	5,780,865
Long-term debt	13,645,263	11,776,721
Other long-term liabilities	1,026,204	986,786
Total liabilities	20,020,286	18,544,372
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; 455,252,151 shares issued and outstanding at September 30, 2025 and 439,861,281 shares issued and outstanding at December 31, 2024	455	440
Additional paid-in capital	8,203,639	7,921,918
Accumulated other comprehensive income (loss)	(430,123)	(507,039)
Accumulated deficit	(5,580,888)	(5,989,880)
Total shareholders’ equity	2,193,083	1,425,439
Total liabilities and shareholders’ equity	$22,213,369	$19,969,811

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Nine Months Ended
	September 30,
	2025	2024
Cash flows from operating activities
Net income	$408,992	$655,721
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	787,760	726,877
Gain on derivatives	(1,989)	(712)
Loss on extinguishment of debt	272,085	29,175
Provision for bad debts and inventory obsolescence	2,094	3,668
Gain on involuntary conversion of assets	(2,027)	(4,605)
Share-based compensation expense	64,598	65,570
Net foreign currency adjustments on euro-denominated debt	133,260	6,811
Changes in operating assets and liabilities:
Accounts receivable, net	(32,046)	72,341
Inventories	(6,322)	12,160
Prepaid expenses and other assets	13,360	26,244
Accounts payable	49,584	(8,388)
Accrued expenses and other liabilities	(72,590)	(25,154)
Advance ticket sales	13,877	90,859
Net cash provided by operating activities	1,630,636	1,650,567
Cash flows from investing activities
Additions to property and equipment, net	(2,821,959)	(967,516)
Cash paid on settlement of derivatives	(1,097)	—
Acquisition, net of cash acquired	—	(27,322)
Other	(8,490)	9,164
Net cash used in investing activities	(2,831,546)	(985,674)
Cash flows from financing activities
Repayments of long-term debt	(7,723,694)	(1,268,605)
Proceeds from long-term debt	9,225,819	688,901
Common share issuance proceeds, net	145,272	—
Net share settlement of restricted share units	(23,824)	(22,058)
Early redemption premium	(238,126)	(19,166)
Deferred financing fees	(208,501)	(113,859)
Net cash provided by (used in) financing activities	1,176,946	(734,787)
Net decrease in cash and cash equivalents	(23,964)	(69,894)
Cash and cash equivalents at beginning of the period	190,765	402,415
Cash and cash equivalents at end of the period	$166,801	$332,521

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Passengers carried	803,268	812,529	2,211,002	2,261,006
Passenger Cruise Days	6,828,243	6,521,610	18,904,286	18,711,554
Capacity Days	6,417,724	6,033,707	18,170,560	17,611,107
Occupancy Percentage	106.4%	108.1%	104.0%	106.2%

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2025			2025
		Constant Currency			Constant Currency
	2025	compared to 2024	2024	2025	compared to 2024	2024
Total revenue	$2,938,142	$2,933,747	$2,806,578	$7,583,192	$7,598,072	$7,370,285
Less:
Total cruise operating expense	1,554,859	1,547,590	1,538,939	4,315,644	4,310,956	4,381,117
Ship depreciation	229,579	229,579	202,994	667,070	667,070	617,439
Gross margin	1,153,704	1,156,578	1,064,645	2,600,478	2,620,046	2,371,729
Ship depreciation	229,579	229,579	202,994	667,070	667,070	617,439
Payroll and related	355,396	355,288	337,430	1,036,033	1,035,881	1,012,289
Fuel	175,913	175,860	164,934	508,304	508,228	537,632
Food	81,866	80,681	78,096	238,777	237,300	239,850
Other	197,701	193,646	182,112	578,827	573,965	573,987
Adjusted Gross Margin	$2,194,159	$2,191,632	$2,030,211	$5,629,489	$5,642,490	$5,352,926

Passenger Cruise Days	6,828,243	6,828,243	6,521,610	18,904,286	18,904,286	18,711,554
Capacity Days	6,417,724	6,417,724	6,033,707	18,170,560	18,170,560	17,611,107

Total revenue per Passenger Cruise Day	$430.29	$429.65	$430.35	$401.14	$401.92	$393.89
Gross margin per Passenger Cruise Day	$168.96	$169.38	$163.25	$137.56	$138.60	$126.75
Net Per Diem	$321.34	$320.97	$311.31	$297.79	$298.48	$286.08

Gross margin per Capacity Day	$179.77	$180.22	$176.45	$143.11	$144.19	$134.67
Net Yield	$341.89	$341.50	$336.48	$309.81	$310.53	$303.95

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2025			2025
		Constant Currency			Constant Currency
	2025	compared to 2024	2024	2025	compared to 2024	2024
Total cruise operating expense	$1,554,859	$1,547,590	$1,538,939	$4,315,644	$4,310,956	$4,381,117
Marketing, general and administrative expense	383,002	382,474	358,001	1,167,432	1,166,771	1,074,241
Gross Cruise Cost	1,937,861	1,930,064	1,896,940	5,483,076	5,477,727	5,455,358
Less:
Commissions, transportation and other expense	521,981	520,113	564,614	1,405,159	1,407,038	1,501,863
Onboard and other expense	222,002	222,002	211,753	548,544	548,544	515,496
Net Cruise Cost	1,193,878	1,187,949	1,120,573	3,529,373	3,522,145	3,437,999
Less: Fuel expense	175,913	175,860	164,934	508,304	508,228	537,632
Net Cruise Cost Excluding Fuel	1,017,965	1,012,089	955,639	3,021,069	3,013,917	2,900,367
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	553	553	719	1,658	1,658	2,156
Non-cash share-based compensation (2)	18,418	18,418	20,638	64,598	64,598	65,570
Adjusted Net Cruise Cost Excluding Fuel	$998,994	$993,118	$934,282	$2,954,813	$2,947,661	$2,832,641

Capacity Days	6,417,724	6,417,724	6,033,707	18,170,560	18,170,560	17,611,107

Gross Cruise Cost per Capacity Day	$301.95	$300.74	$314.39	$301.76	$301.46	$309.77
Net Cruise Cost per Capacity Day	$186.03	$185.10	$185.72	$194.24	$193.84	$195.22
Net Cruise Cost Excluding Fuel per Capacity Day	$158.62	$157.70	$158.38	$166.26	$165.87	$164.69
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$155.66	$154.75	$154.84	$162.62	$162.22	$160.84

__________________

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income	$419,295	$474,932	$408,992	$655,721
Effect of dilutive securities - exchangeable notes	7,287	14,965	32,056	48,323
Net income and assumed conversion of exchangeable notes	426,582	489,897	441,048	704,044
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	988	1,232	2,964	3,697
Non-cash share-based compensation (2)	18,418	20,638	64,598	65,570
Extinguishment and modification of debt (3)	154,486	175	272,463	29,175
Net foreign currency adjustments on euro-denominated debt (4)	(4,662)	15,398	133,260	6,811
Adjusted Net Income	$595,812	$527,340	$914,333	$809,297

Diluted weighted-average shares outstanding - Adjusted Net Income (5)	495,727,378	514,878,919	505,317,442	514,002,031

Diluted EPS	$0.86	$0.95	$0.87	$1.37
Adjusted EPS	$1.20	$1.02	$1.81	$1.57

__________________

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishment of debt and modification of debt are included in interest expense, net.
(4) Net gains and losses for foreign currency remeasurements of our euro-denominated debt principal included in other income (expense), net, which is currently not hedged.
(5) The impact of the above non-GAAP adjustments results in an anti-dilutive effect on Adjusted EPS related to our exchangeable notes for which we are increasing the impact on GAAP net income and dilutive weighted average shares.

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income	$419,295	$474,932	$408,992	$655,721
Interest expense, net	328,816	175,216	783,470	571,865
Income tax expense	14,341	6,916	13,838	9,466
Depreciation and amortization expense	250,832	218,428	725,889	663,762
EBITDA	1,013,284	875,492	1,932,189	1,900,814
Other (income) expense, net (1)	(13,003)	34,146	167,927	14,113
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	553	719	1,658	2,156
Non-cash share-based compensation (3)	18,418	20,638	64,598	65,570
Adjusted EBITDA	$1,019,252	$930,995	$2,166,372	$1,982,653

__________________

(1) Primarily consists of gains and losses, net for foreign currency remeasurements.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

Net Debt and Net Leverage were calculated as follows (in thousands):

	September 30,	June 30,
	2025	2025
Long-term debt	$13,645,263	$12,633,183
Current portion of long-term debt	876,198	1,130,228
Total Debt	14,521,461	13,763,411
Less: Cash and cash equivalents	166,801	184,015
Net Debt	$14,354,660	$13,579,396

Adjusted EBITDA for the twelve months ended	$2,634,523	$2,546,266

Net Leverage	5.4x	5.3x